                            SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934
                           (Amendment No.     )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12
                            Dana Corporation
- -------------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Charter)

                            Bowne of Cleveland
- -------------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate Box):
[x ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
[  ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.
        1)   Title of each class of securities to which transaction applies:
             __________________________________________________________________
        2)   Aggregate number of securities to which transaction applies:
             __________________________________________________________________
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1
             __________________________________________________________________
        4)   Proposed maximum aggregate value of transaction:
             __________________________________________________________________

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         ______________________________________________________________________

         2)  Form, Schedule or Registration Statement No.:
         ______________________________________________________________________

         3)  Filing Party:
         ______________________________________________________________________

         4)  Date Filed:
         ______________________________________________________________________

[logo]

                                DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 6, 1994

     The Annual Meeting of Stockholders of Dana Corporation ("Dana" or the "Company"), a Virginia corporation, will be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 6, 1994, at 11 o'clock A.M. (EDT), for the following purposes:

     1. To elect a Board of Directors consisting of eight members;

     2. To approve and adopt the Dana Corporation Employees' Stock Purchase Plan that is described in the attached Proxy Statement; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment.

     The Company's Board of Directors has fixed February 17, 1994, as the record date for the Annual Meeting. Holders of record of the Company's Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. The stock transfer books will not be closed.

     Copies of Dana's Annual Report for the fiscal year ended December 31, 1993, either accompany this Notice of Meeting and Proxy Statement or have been mailed previously to the Company's stockholders.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

March 4, 1994

                            ------------------------

     PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE ANNUAL MEETING AND SAVE DANA THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                DANA CORPORATION
                                 P.O. BOX 1000
                               TOLEDO, OHIO 43697
                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 6, 1994
                            ------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board") of Dana Corporation ("Dana" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on April 6, 1994, and at any and all adjournments.

     Holders of record of Dana's Common Stock, $1 par value ("Common Stock") at the close of business on February 17, 1994, are entitled to receive notice of and to vote at the Annual Meeting or any adjournment. There were 49,292,389 shares of Common Stock outstanding on that date.

     Each stockholder is entitled to one vote per share held on all matters to be voted on. Any stockholder who executes and delivers a proxy may revoke it by giving written notice to the Company's Secretary at any time prior to its use or by voting in person at the Annual Meeting.

     This Proxy Statement and the enclosed proxy were first sent to stockholders on March 4, 1994.

                        ITEM 1 -- ELECTION OF DIRECTORS

     A Board of Directors consisting of eight members will be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders or until their successors are elected. The Board recommends the following nominees, each of whom is now a director of Dana. Messrs. DiFederico and Singletary, who are also currently directors of the Company, are not standing for re-election. They will retire on the date of this year's Annual Meeting. The By-Laws have been amended to reduce the number of directors to eight upon their retirements.

     The following information was furnished to the Company by the nominees.

NOMINEE                         PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
- -------                         -------------------------------------------------------------
Benjamin F. Bailar              Dean and Professor of Administration, Jesse H. Jones Graduate
  Age 59                        School of Administration, Rice University since 1987.
                                Director of Dana since 1980. Also a director of First
                                Interstate Bank of Texas, Smith International, Inc., Transco
                                Energy Co., and U.S. Can Corporation.
Edmund M. Carpenter             Chairman and Chief Executive Officer of General Signal
  Age 52                        Corporation (a manufacturer of capital equipment and
                                instruments for the process control, electrical,
                                semi-conductor and telecommunications industries) since 1988.
                                Director of Dana since 1991. Also a director of Campbell Soup
                                Company, Electroglas, Inc., and Texaco, Inc.
Eric Clark                      Director of BICC plc (a United Kingdom company serving the
  Age 59                        international market for infrastructure development) since
                                1985. Chairman and Managing Director of BICC Cables Limited
                                (a manufacturer of cables for the transmission of energy and information) since 1986. Director of Dana since February
                                1994, and a member of the Dana Europe Advisory Board since
                                1991. Also a director of North West Water Group plc and of
                                Merseyside Development Corporation.

NOMINEE                         PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE IN PAST 5 YEARS
- -------                         -------------------------------------------------------------
Roger T. Fridholm               President, Chief Executive Officer and a director of Of
  Age 52                        Counsel Enterprises, Inc. (a legal staffing support company)
                                since February 1994. Senior Vice President of Kelly Services,
                                Inc., 1992-94. Chairman of St. Clair Group, Inc., 1991-92.
                                President (1991-92), Chief Operating Officer (1979-91) and a
                                director (since 1980) of The Stroh Brewery Company. Director of Dana since 1989. Also a director of Comerica Bank-Detroit and MCN, Inc.
Glen H. Hiner                   Chairman and Chief Executive Officer of Owens-Corning
  Age 59                        Fiberglas Corporation (a manufacturer of glass fiber
                                materials and polyester resins) since January 1992. Senior
                                Vice President of General Electric Company, 1983-91. Director
                                of Dana since July 1993.
Southwood J. Morcott            Chairman of the Board of Dana since 1990 and a director since
  Age 55                        1985. Chief Executive Officer of Dana since 1989, and
                                President and Chief Operating Officer since 1986, having
                                served the Company in various capacities since 1963. Chairman of the Board of Hayes-Dana Inc., Dana's majority-owned
                                Canadian subsidiary, since 1987. Also a director of CSX
                                Corporation, Johnson Controls, Inc., and Phelps Dodge
                                Corporation.
John D. Stevenson               Partner in the law firm of Smith, Lyons, Torrance, Stevenson
  Age 64                        & Mayer since 1962. Director of Dana since October 1993 and of Hayes-Dana Inc. since 1963. Also a director of Canada
                                Trust Company and George Weston Limited.
Theodore B. Sumner, Jr.         Chairman of Madison Financial Group (a financial consulting
  Age 65                        firm) since 1990. Retired as Chairman of the Board of First
                                Union National Bank of Charlotte, North Carolina and as Vice
                                Chairman of First Union Corporation more than 5 years prior to 1990. Director of Dana since 1984.

     THE BOARD RECOMMENDS A VOTE FOR ALL OF THE FOREGOING DIRECTOR-NOMINEES. Under Virginia law, directors are elected by a plurality of the votes cast by shares entitled to vote in the election at the Annual Meeting, assuming a quorum is present. In determining a quorum, shares that are voted on any matter presented for vote will be counted. In determining the number of votes cast FOR any director-nominee, votes that are withheld will be not be counted. Under New York Stock Exchange rules, the election of directors is a "routine" item and brokers may vote the shares they hold on behalf of the beneficial owners with respect to this item without instructions from the beneficial owners. Therefore, there will be no "broker nonvotes" on this item.

                          THE BOARD AND ITS COMMITTEES

                                 BOARD MEETINGS

     The Board held 6 meetings in 1993. All incumbent directors attended at least 75% of the combined number of meetings of the Board and the Committees on which they served in 1993.

                                   COMMITTEES

     The ADVISORY COMMITTEE advises the Chairman and the Board on the selection and compensation of directors and on matters relating to Board and Committee meetings, agenda and schedules. The Committee also functions as the Board's nominating committee for directors and will consider written proposals for nominations from stockholders containing the information set out in Article II,
Section 4 of Dana's By-Laws and submitted to the Company's Secretary not less than 70 days before the annual meeting at which the nominee is to be proposed for election. The current members of the Committee are Messrs. Singletary (Chairman), Bailar, DiFederico and Sumner. The Committee met 3 times in 1993.

     The AUDIT COMMITTEE maintains contact with Dana's independent auditors to assure that appropriate audit programs and procedures are maintained and that the independent auditors discharge their appropriate responsibilities. The Committee also reviews internal auditing and controls. No member of the Audit Committee may be an employee of Dana. The current members of the Committee are Messrs. Bailar (Chairman), Carpenter, Singletary and Stevenson. The Committee met twice in 1993.

     The COMPENSATION COMMITTEE recommends compensation programs for Dana's executive officers and reviews the Company's compensation plans for other management personnel. The Committee recommends the salaries for the executive officers and determines or reviews cash and non-cash compensation awarded or granted under Dana's Additional Compensation Plan, 1982 Amended Stock Option Plan and Restricted Stock Plan. No member of the Compensation Committee may be an employee of Dana. The current members of the Committee are Messrs. Sumner (Chairman), Carpenter, DiFederico and Fridholm. The Committee met 4 times in 1993.

     The FINANCE COMMITTEE reviews Dana's long-range worldwide needs for capital and the Company's financial condition, and approves courses of action to assure Dana's continued liquidity. The Committee also reviews acquisitions and other major corporate expenditures and Dana's fixed capital and working capital positions. The current members of the Committee are Messrs. Morcott (Chairman), Bailar, Carpenter, Clark, DiFederico, Fridholm, Hiner, Singletary, Stevenson and Sumner. The Committee met 5 times in 1993.

     The FUNDS COMMITTEE reviews the allocation of assets and the performances of the investment managers for the Company's pension and other employee benefit funds to assure compliance with applicable funds management rules and regulations. The current members of the Committee are Messrs. Fridholm (Chairman), DiFederico, Hiner and Morcott. The Committee met twice in 1993.

                                  COMPENSATION

     Non-employee directors are paid the following fees for their services, in addition to reimbursement for expenses incurred: a $20,000 annual stipend for service on the Board, a $2,500 annual stipend for service on each Committee ($5,000 for Committee Chairmen), a fee of $1,000 for each Board or Committee meeting attended, and a fee of $1,000 per half day for any special services performed at the request of the Chairman of the Board.

     Non-employee directors may elect to defer payment of the foregoing fees under the Company's Director Deferred Fee Plan. Deferred fees may be credited to a Stock Account or an Interest Equivalent Account or both. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For those directors who have elected to participate in this Plan and to defer payment into a Stock Account, the number of Units in the director's Stock Account as of December 31, 1993, is shown in the table that appears under the caption, "Stock Ownership." The value of the Stock Account Units at the time of distribution will be based on the market value of the Common Stock. Interest Equivalent Accounts accrue interest quarterly at the rate for prime commercial loans. Distribution of the deferred fees, whether held in a Stock Account or an Interest Equivalent Account, is made only in cash when the director retires, dies or terminates his services with Dana. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors participate in the Company's Directors Retirement Plan. This Plan provides for the payment of retirement benefits to non-employee directors who retire from service with Dana after age 65 or who retire due to illness or disability, and to the spouses of eligible directors who die while serving on the Board. The monthly benefit paid under this Plan is equal to 1/12 of one-half of the annual average of the fees payable to the director during his last 3 full calendar years of Board service. A director may elect to receive a reduced benefit after retirement in order to provide a survivor's benefit to his spouse after his death. Benefits are paid in cash. Payments continue until the earlier of the director's death or until he has received a number of monthly payments equal to the number of months he served on the Board. If a director dies while serving on the Board, his spouse receives a number of monthly payments equal to the number of months he served on the Board. Benefits payable under this Plan are protected in the event of a merger, consolidation, change in control or sale of substantially all of the assets of Dana.

     All non-employee directors also participate in the Company's stockholder-approved Directors' Stock Option Plan. This Plan provides for the automatic grant of options for 1,500 shares of Common Stock to each non-employee director annually on the date of the Board's organizational meeting which is held after the annual meeting of stockholders. Options are priced at the fair market value of the Common Stock on the date of grant and have a term of 10 years, except in the case of the director's earlier death or retirement, when they become exercisable within specified periods following the date of such event.

                                STOCK OWNERSHIP

                               DANA COMMON STOCK

     The following table shows shares of Dana Common Stock and Units with a value tied to the Common Stock which were beneficially owned on December 31, 1993, by the Company's director-nominees, the executive officers named in the Summary Compensation Table, and all director-nominees and executive officers as a group. At that date, the group owned 1.32%, and each person owned less than 1%, of the outstanding Common Stock. All reported shares were owned directly except as follows: Mr. Bailar indirectly owned 1,050 shares which were held in a retirement plan account and 450 shares which were held in a trust of which he and his spouse were co-trustees; Mr. Fridholm indirectly owned 1,000 shares which were held in a revocable trust; and Mr. Hirsch indirectly owned 5,100 shares which were held by his spouse.

                                                STOCK OWNERSHIP,
                                              INCLUDING RESTRICTED      UNITS REPRESENTING
                                                   STOCK AND                 DEFERRED
                 BENEFICIAL OWNER            EXERCISABLE OPTIONS(1)      COMPENSATION(2)
        -----------------------------------  ----------------------     ------------------
        James E. Ayers                            61,959 shares            13,109 Units
        Benjamin F. Bailar                         1,500 shares                 0 Units
        Edmund M. Carpenter                        1,562 shares               833 Units
        Eric Clark                                     0 shares(3)              0 Units(3)
        Roger T. Fridholm                          1,000 shares             3,309 Units
        Glen H. Hiner                                500 shares                 0 Units
        Carl H. Hirsch                            61,661 shares            11,259 Units
        Joseph M. Magliochetti                    47,668 shares                 0 Units
        Southwood J. Morcott                     163,405 shares             7,363 Units
        Borge R. Reimer                           63,597 shares             7,278 Units
        John D. Stevenson                            756 shares                 0 Units
        Theodore B. Sumner, Jr.                      500 shares            11,093 Units
        Director-Nominees and Executive
          Officers as a Group (25 persons)       649,822 shares            72,926 Units

- ---------------
(1) The shares reported for the executive officers (Messrs. Ayers, Hirsch, Magliochetti, Morcott and Reimer) include restricted stock which the officers were entitled to vote under the Company's 1989 Restricted Stock Plan and shares subject to options exercisable within 60 days. Details of the officers' restricted stock ownership appear at Note 4 to the Summary Compensation Table. Shares subject to options exercisable within 60 days include: Mr. Ayers, 29,425 shares; Mr. Hirsch, 37,970 shares; Mr. Magliochetti, 26,025 shares; Mr. Morcott, 108,250 shares; Mr. Reimer, 37,625 shares; the director-nominees and executive officers as a group, 374,570 shares.

(2) The Units reported for the non-employee directors (Messrs. Carpenter, Fridholm and Sumner) represent fees deferred to the director's Stock Account under the Company's Director Deferred Fee Plan, which is described under the caption "The Board and Its Committees." The Units reported for the executive officers (Messrs. Ayers, Hirsch, Morcott and Reimer) represent annual bonuses earned under the Company's Additional Compensation Plan and deferred to the officer's Stock Account. Under this Plan, the Compensation Committee may defer payment of all or a portion of a participant's bonus and credit the deferred amounts to a Stock Account, an Interest Equivalent Account, or both. Whenever cash dividends are paid on Dana's Common Stock, each Stock Account is credited with additional Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the number of Units currently in the Account. For both the non-employee directors and the executive officers, the value of the Units at the time of distribution will be based on the market value of the Company's Common Stock at that time, but the deferred amounts will be paid in cash. Units will not be distributed in the form of Common Stock.

(3) Mr. Clark was elected as a director in February 1994, after the reporting date for this table. He owned 500 shares when he took office.

                            HAYES-DANA COMMON STOCK

     At December 31, 1993, Dana's majority-owned Canadian subsidiary, Hayes-Dana Inc., had 15,181,706 shares of common stock outstanding. Of these, Mr. Ayers owned 2,000 shares; Mr. Morcott owned 8,154 shares; Mr. Stevenson owned 2,856 shares; and Dana's director-nominees and executive officers as a group owned 13,136 shares (including options exercisable within the next 60 days), in all cases less than 1% of the Hayes-Dana shares outstanding at that date.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table contains information about the compensation from Dana and its subsidiaries paid or awarded to, or earned by, the Company's Chief Executive Officer and the four other highest compensated persons who were serving as executive officers of the Company at the end of 1993.

                                                                                      LONG-TERM COMPENSATION
                                                                                      -----------------------
                                                                                              AWARDS
                                                        ANNUAL COMPENSATION           -----------------------
                                                -----------------------------------   RESTRICTED   SECURITIES
                                                                       OTHER ANNUAL     STOCK      UNDERLYING    ALL OTHER
          NAME AND PRINCIPAL                     SALARY       BONUS    COMPENSATION     AWARDS      OPTIONS/    COMPENSATION
               POSITION                 YEAR     ($)(1)      ($)(2)       ($)(3)        ($)(4)      SARS(#)        ($)(5)
- --------------------------------------  -----   ---------   ---------  ------------   ----------   ----------   ------------
Southwood J. Morcott                     1993   $ 761,898   $ 412,500    $ 79,118      $264,662       47,000       $6,550
  Chief Executive Officer                1992     643,666     375,000      63,502             0       65,000        6,051
                                         1991     568,155           0          --             0       20,000           --
Borge R. Reimer                          1993     375,000     206,300      56,461        33,915       17,000        6,550
  Executive Vice President               1992     350,000     192,500          --             0       23,500        6,051
                                         1991     330,000           0          --             0       10,000           --
Carl H. Hirsch                           1993     375,000     206,300      72,161        63,547       17,000        6,550
  Executive Vice President               1992     350,000     192,500      55,547             0       23,500        6,051
                                         1991     315,083           0          --             0       10,000           --
James E. Ayers                           1993     340,000     187,000          --        34,957       17,000        6,550
  Chief Financial Officer                1992     300,000     165,000          --        77,500       23,500        5,768
                                         1991     283,840           0          --             0        9,000           --
Joseph M. Magliochetti                   1993     324,655     185,200          --        76,221       22,000        6,423
  President -- Dana North American       1992     260,000     160,000          --             0       17,000        3,183
  Operations                             1991     228,000           0          --             0        7,000           --

- ---------------
(1) For Mr. Morcott, the amounts reported include, in addition to base salary paid by Dana, the following compensation for services as Chairman of the Board of Hayes-Dana Inc.: $11,898 in 1993, $31,166 in 1992, and $68,155 in
    1991. For Mr. Magliochetti, the amount reported for 1993 includes $14,655 for services as a Director of Hayes-Dana Inc. These amounts are valued at the currency rate in effect on December 31 of the applicable year.

(2) Annual bonuses received under the Company's Additional Compensation Plan are reported in the year earned, whether paid in that year or in the following year.

(3) "Other Annual Compensation" includes perquisites and personal benefits where such perquisites and benefits exceed the lesser of $50,000 or 10% of the officer's annual salary and bonus for the year. Information for 1991 is not required by the proxy rules. Of the amounts reported, the following items exceeded 25% of the total perquisites and benefits reported for the officer:
    Mr. Morcott, professional services valued at $41,872 in 1993 and $38,684 in 1992; Mr. Reimer, professional services valued at $39,489 in 1993; and Mr. Hirsch, professional services valued at $42,861 in 1993 and $33,936 in 1992. Professional services include financial, tax, and estate planning services.

(4) Restricted stock is granted under the Company's 1989 Restricted Stock Plan. Restricted stock awards were granted to all of the officers in 1989, and additional awards were granted to Messrs. Ayers and Magliochetti in 1992 and in April 1993, respectively. All of these awards were subject to a 5-year restriction period during which the grantee must remain a full-time employee of Dana or its subsidiaries. In November 1993, the executive officers elected to extend the restriction periods for the restricted stock awarded to them in 1989. The extension periods elected by the officers vary from, approximately, 2.5 to 6.5 years. Additional shares of restricted stock were granted to the officers as consideration for these extensions. In each case, the restriction period for the additional shares matched the length of the extension period for the 1989 awards. The Compensation Committee, which administers the Plan, has the discretion to shorten any restriction periods or to waive the restrictions. Dividends on the granted shares are paid in additional restricted shares, in lieu of cash, at the same times and rates as cash dividends are paid to the Company's stockholders. The value of the 1993 restricted stock grants shown in the Summary Compensation Table was calculated by multiplying the number of shares awarded by the difference between the closing price of the Company's Common Stock on the date of grant (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the officer.

    At December 31, 1993, Mr. Morcott held a total of 35,308 shares of restricted stock valued at $2,014,067; Mr. Reimer held 10,414 shares of restricted stock valued at $591,538; Mr. Hirsch held 10,930 shares of restricted stock valued at $622,434; Mr. Ayers held 10,097 shares of restricted stock valued at $572,058; and Mr. Magliochetti held 12,783 shares of restricted stock valued at $741,382. The value of these aggregate restricted stock holdings was calculated by multiplying the number of shares held by the difference between the closing price of the Company's Common Stock on December 31, 1993 ($59.875 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the purchase price, if any, paid by the executive officer.

(5) "All Other Compensation" consists of contributions made by Dana under the Company's Savings and Investment Plan to match contributions made by the officers to their accounts. Information for 1991 is not required by the proxy rules.

                         OTHER ADDITIONAL COMPENSATION

     Key employees of the Company other than the executive officers named in the Summary Compensation Table are eligible to receive annual bonuses under the Company's Additional Compensation Plan. The Company also has various incentive compensation plans for other employees (such as individual incentive, group incentive and Scanlon-type plans) that are designed to reward their commitment to the Company's philosophy of total quality, increased productivity and improved performance. In 1993, Dana employees other than the named executive officers earned a total of over $81 million in additional compensation.

                             OPTION GRANTS IN 1993

     The following table contains information about the stock options granted in 1993 to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted in 1993. In calculating the "Grant Date Present Value," the Company used a variation of the Black-Scholes option pricing model, as described in Note 3. The value shown is a hypothetical value only; over their lives, the options could have a greater or a lesser value than that shown in the table, and under some circumstances they could have zero value.

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------
                                        % OF
                                        TOTAL
                       NUMBER OF       OPTIONS
                       SECURITIES      GRANTED        EXERCISE                         GRANT
                       UNDERLYING        TO           OR BASE                          DATE
                        OPTIONS       EMPLOYEES        PRICE         EXPIRATION       PRESENT
          NAME         GRANTED(#)      IN 1993      ($/SHARE)(1)      DATE(2)       VALUE($)(3)
    -----------------  ----------     ---------     ------------     ----------     -----------
    Mr. Morcott          47,000         13.25%        $ 55.125         7/18/03       $ 794,770
    Mr. Reimer           17,000          4.79%        $ 55.125         7/18/03       $ 287,470
    Mr. Hirsch           17,000          4.79%        $ 55.125         7/18/03       $ 287,470
    Mr. Ayers            17,000          4.79%        $ 55.125         7/18/03       $ 287,470
    Mr. Magliochetti     22,000          6.20%        $ 55.125         7/18/03       $ 372,020

- ---------------
(1) The exercise price (the price that the officer must pay to purchase each share of stock that is subject to option) is equal to the fair market value of the stock on the date of grant of the option. All options shown were granted on July 19, 1993.

(2) Options may be exercised during a period that begins 1 year after the date of grant and ends 10 years after the date of the grant. During the exercise period, except as otherwise limited by Internal Revenue Code provisions with respect to incentive stock options, an optionee may exercise 25% of the total options granted within 2 years after the date of grant, 50% within 3 years after the date of grant, 75% within 4 years after the date of grant, and all of the options after 4 years from the date of grant.

(3) A variant of the Black-Scholes option pricing model was used to determine the hypothetical grant date value for these options. In applying the model, the Company assumed a 12-month volatility of 24.33%, a 5.96% risk-free rate of return, a dividend yield at the date of grant of 2.9%, and a 10-year option term. The model did not assume any forfeitures or exercises prior to the end of the 10-year term, which assumptions could have reduced the reported grant date values. Since this model is assumption-based, it may not accurately determine the options' present value. The true value of the options, when and if exercised, will depend on the actual market price of the Company's Common Stock on the date of exercise.

    AGGREGATED OPTION/SAR EXERCISES IN 1993 AND 1993 YEAR-END OPTION VALUES

     The following table contains information about the options and stock appreciation rights ("SARs") for the Company's Common Stock which were exercised in 1993 by the executive officers named in the Summary Compensation Table and the aggregate value of these officers' unexercised options at the end of 1993. In March 1993, all outstanding SARs held by the officers were cancelled. Consequently, none of the officers held any SARs at December 31, 1993.

                                                            NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                           OPTIONS AT 12/31/93(#)        AT 12/31/93($)(3)
                       SHARES ACQUIRED       VALUE       --------------------------  --------------------------
        NAME          ON EXERCISE(#)(1)  REALIZED($)(2)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
    -------------     -----------------  --------------  -----------  -------------  -----------  -------------
    Mr. Morcott              3,000          $ 83,375       108,250       110,750     $ 2,288,890   $ 1,565,046
    Mr. Reimer              16,000           272,500        37,625        41,875         757,835       613,757
    Mr. Hirsch              17,655           418,785        37,970        41,875         767,603       613,757
    Mr. Ayers                3,000            63,624        29,425        40,875         698,985       588,507
    Mr. Magliochetti         3,000            82,500        26,025        39,625         569,798       479,570

- ---------------
(1) Also includes shares with respect to which SARs were exercised for cash.

(2) The value realized on the exercise of options or SARs was calculated by multiplying the number of underlying shares by the difference between the closing price of the Company's Common Stock on the date of exercise (as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option or SAR exercise price.

(3) The value of unexercised options was calculated by multiplying the number of underlying shares held by the difference between the closing price of the Company's Common Stock on 12/31/93 ($59.875 per share, as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal) and the option exercise price.

                                 PENSION PLANS

     The executive officers named in the Summary Compensation Table are eligible to receive retirement benefits under their employment agreements, which are described under "Employment Agreements." Each employment agreement provides that if the officer retires from Dana at or after age 55 with 15 years of service, he will receive a lifetime monthly pension calculated at 50% (or, if higher, the percentage which is the product of 1.6% multiplied by his credited service at retirement) of his highest average monthly compensation (defined as salary received during the month preceding his termination of service plus 1/12th of the average of the highest bonuses payable to him during any 3 consecutive years) reduced by benefits payable to him by Dana under the pension plans described below, pension or disability benefits payable to him by other organizations, and 50% of the primary Social Security benefit. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in Note 1) and "Bonus" (and also including, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to the officers under their employment agreements. The maximum monthly pensions that the officers would receive under their employment agreements if they had retired on January 1, 1994, before taking into account the reductions described above, would be as follows: Mr. Morcott, $45,694; Mr. Reimer, $29,039; Mr. Hirsch, $25,124; Mr. Ayers, $20,275;
and Mr. Magliochetti, $19,654. In lieu of receiving these benefits in the form of a monthly pension, the officer may elect to receive the distribution of the benefits in any form permitted under the Dana Corporation Retirement Plan. Mr. Magliochetti is eligible to receive this lifetime monthly pension if his employment with Dana terminates prior to age 55 for a reason other than death or "cause" (as defined in his agreement), provided that his employment terminates after a change in control of the Company. Under such circumstances, his monthly pension would be as described above, less 1/12 of 1.6% for each full month between the date of such termination and age 55.

     The Dana Corporation Retirement Plan is a cash balance plan (a type of non-contributory defined benefit pension plan in which participants' benefits are expressed as individual accounts). Benefits are computed as follows. During each year of participation in the Plan, a participant earns a service credit equal to a specified percentage of his earnings (as defined in the Plan) up to one quarter of the Social Security taxable wage base, plus a specified percentage of his earnings above one quarter of the taxable wage base. The percentages increase with the length of Dana service. A participant with 30 or more years of service receives the maximum credit (6.4% of earnings up to one quarter of the taxable wage base, plus 12.8% of earnings over one quarter of the taxable wage base). A participant employed by Dana on July 1, 1988 (when the Plan was converted to a cash balance plan) also earns a transition benefit designed to assure that his retirement benefit under the current Plan will not be less than the benefit he would have received under the predecessor plan. A participant earns this transition benefit ratably over the period from July 1, 1988, to his 62nd birthday, except that in the event of a change in control of Dana, he will be entitled to the entire transition benefit. The accumulated service credits and the transition benefit are credited with interest annually, in an amount (not less than 5%) established by the Board. A participant employed by Dana on July 1, 1988, who was eligible to retire on July 1, 1993, but who elects to retire after that date, will receive the greater of the benefit provided by the current Plan or the benefit provided under the predecessor plan with interest credits. The normal retirement age under the Plan is 65.

     Federal tax law imposes maximum payment limitations on tax qualified plans. Dana has adopted an Excess Benefits Plan which covers all employees eligible to receive retirement benefits under a funded Dana defined benefit plan. Under this Excess Benefits Plan, the Company will pay any amounts which exceed the federal limitations from its general funds. In addition, Dana has adopted a Supplemental Benefits Plan which covers U.S.-based employees who were eligible to receive long-term awards under the Additional Compensation Plan as of September 1, 1988. Under this Supplemental Benefits Plan, Dana will pay the participant the difference between the aggregate benefits that he will receive under the Dana Corporation Retirement Plan and the Excess Benefits Plan and the benefit that he would have been entitled to receive under the predecessor plan to the Dana Corporation Retirement Plan in effect prior to July 1, 1988. In the event of a change in control of Dana, the participant will receive a lump sum payment of all benefits previously accrued under the Excess Benefits and Supplemental Benefits Plans and will be entitled to continue to accrue benefits thereunder.

     The following table shows the estimated annual benefits payable in the aggregate under the Dana Corporation Retirement Plan, Excess Benefits Plan and Supplemental Benefits Plan to employees retiring at normal retirement age on January 1, 1994, assuming normal reduction for Social Security benefits. At that date, Mr. Morcott had 30 full years of credited service under the foregoing plans; Mr. Reimer, 37 years; Mr. Hirsch, 33 years; Mr. Ayers, 29 years; and Mr. Magliochetti, 27 years. As noted above, the Dana Corporation Retirement Plan provides that certain Plan participants will receive benefits which are the greater of those calculated under that Plan or under the predecessor plan. Since it is currently more advantageous to these executive officers to receive benefits calculated under the predecessor plan, the following table assumes that calculation. Benefits payable under the predecessor plan are based on the participant's "final monthly earnings," defined as his base salary (before reduction for salary deferrals under the Company's Savings and Investment Plan), plus bonuses paid during his 3 highest of his last 10 years of employment prior to retirement, divided by 36. The types of compensation that are reported in the Summary Compensation Table under "Salary" (excluding, for Messrs. Morcott and Magliochetti, compensation paid for services to Hayes-Dana Inc., as described in
Note 1 to the Table) and "Bonus" (and also including, if applicable, long-term incentive awards earned prior to 1992 under a now-discontinued provision of the Additional Compensation Plan) will be used to calculate the retirement benefits payable to these officers under the predecessor plan. As described above, the benefits shown in the following table will reduce the retirement benefits payable to the named executive officers under their employment agreements.

                                       YEARS OF SERVICE
                    ------------------------------------------------------------
REMUNERATION           20           25           30           35           40
- ------------        --------     --------     --------     --------     --------
$  250,000....      $ 75,476     $ 94,344     $114,344     $134,344     $154,344
   500,000....       155,476      194,344      234,344      274,344      314,344
   750,000....       235,476      294,344      354,344      414,344      474,344
 1,000,000....       315,476      394,344      474,344      554,344      634,344
 1,250,000....       395,476      494,344      594,344      694,344      794,344
 1,500,000....       475,476      594,344      714,344      834,344      954,344

                             EMPLOYMENT AGREEMENTS

     The executive officers named in the Summary Compensation Table have employment agreements with Dana. The term of each agreement is 3 years, with an automatic 1-year extension at the end of each year to maintain the full 3-year term unless either party gives notice not to extend the termination date or unless the agreement is terminated earlier by the death or disability of the officer or for "cause" (as defined in the agreement). The employment agreements provide that while the officers are employed by the Company, they will be paid their base salaries, at a minimum. The Compensation Committee recommends the officers' base salaries annually, as described in the "Compensation Committee Report on Executive Compensation." Their employment agreements currently provide for the payment of 1994 base salaries to the officers as follows: Mr. Morcott, $835,000; Mr. Reimer, $392,000; Mr. Hirsch, $397,000; Mr. Ayers, $360,000; and
Mr. Magliochetti, $350,000.

     Under each agreement, the officer agrees not to disclose any confidential information about Dana to others while employed by the Company or thereafter and not to engage in competition with Dana during any period when he is receiving payments or benefits under the agreement.

     During his period of employment, the officer is entitled to participate in Dana's Additional Compensation Plan, if designated by the Compensation Committee, and in Dana's various employee benefit plans. In the event of a change in control of Dana, the officer will be entitled to continue as a participant in the Additional Compensation Plan during the remainder of the term of his employment agreement, the award opportunities to which he will be entitled will be equal to the highest award opportunities that were provided prior to the change in control, and his awards will be payable in cash (not deferrable). If the officer's employment is terminated following a change in control, any previously deferred awards under the Additional Compensation Plan will be paid on an accelerated basis. The Committee designates participants in the Additional Compensation Plan based on its determination that the participant is a key employee of the Company who is in a position to have a direct and significant impact on the growth and success of the Company and who is, either individually or as a member of a group of employees, contributing in a substantial degree to the success of the Company.

     If the officer is terminated by Dana "without cause" (as defined in the agreement) or, after a change in control of the Company, Dana terminates his employment for "good reason" (as defined in the agreement), he will be entitled, for the remainder of the term of the agreement, to receive monthly compensation equal to his highest average monthly compensation and to continue participation in Dana's employee benefit plans. If the termination follows a change in control, he will immediately receive such monthly compensation (discounted and paid in a lump sum) and any awards previously deferred under the Additional Compensation Plan (paid in full for any completed performance periods and performance periods to be completed during the term of the agreement, and pro rata for any performance periods to be completed after such term).

     If any excise tax is imposed under Section 4999 of the Internal Revenue Code, as amended, on payments received by the officer as a result of a change in control of Dana, Dana will pay the officer a sum that will net him the amount he would have received if the excise tax had not been imposed.

     The retirement benefits payable to the officers under their employment agreements are described under "Pension Plans."

     The officers also have related agreements with Dana which provide that under certain circumstances the Company will pay legal expenses they may incur to enforce their employment agreements.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO DANA'S SHAREHOLDERS:

     We, the members of the Compensation Committee, are independent, nonemployee directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     Our goal, as a Committee, is to develop executive compensation policies that are consistent with and linked to the Company's strategic business objectives. Beyond that, our priorities are to fill the positions within Dana's senior management team with qualified individuals and to compensate those individuals fairly and commensurately with their contributions to furthering the Company's strategic direction and objectives.

     We have developed the following policies to meet these objectives:

     - Emphasize variable at-risk compensation which is dependent upon the Company's level of success in meeting specified corporate performance goals;

     - Comprise a significant amount of compensation for executive officers as non-cash equity, to create an at-risk element which focuses management on the long-term interests of the Company's shareholders and balances short-term and long-term business and financial strategic goals;

     - Encourage the accumulation of personal stockholdings to further strengthen the executive officers' identification with the shareholders;

     - Create compensation opportunities which enhance the Company's ability to retain and encourage the development of knowledgeable and experienced executive officers;

     - Establish compensation levels which reflect current market practices to maintain a stable, successful management team.

     We establish, administer, and assess the effectiveness of the Company's executive compensation programs in support of these compensation policies. We also review and approve all salary arrangements and other remuneration for the Company's executive officers and evaluate their individual performances.

     In making our determinations, we consider competitive market data which is provided to the Company by an independent compensation consultant. This data is reviewed by another independent compensation consultant whom we retain separately. This data compares Dana's compensation practices to those of a group of comparable companies. The comparison group, which we select in advance and which may change from time to time, currently consists of 23 companies which have national and international business operations and comparable (on average) sales volumes, market capitalizations, employment levels, and lines of business. The companies chosen for the comparison group are not necessarily those represented in the stock performance graph which follows this Report. We believe Dana's competitors for executive talent are a broader group of companies and not limited to the companies included in the groups established for comparing industry-specific shareholder returns.

     The key elements of Dana's executive compensation program are base salary, annual incentives, and long-term compensation, as described below. In determining an executive officer's compensation, we consider all elements of his compensation package, including severance plans, insurance, and other benefits.

BASE SALARIES

     We recommend base salaries for each of Dana's executive officers on an individual basis, taking into consideration the following factors, without weighing them: the individual's performance, contributions to the Company's success, and tenure in the job; pay practices for comparable positions in the comparison group; and internal equities among positions. Since we believe that a relatively high portion of cash compensation should be "at risk" as incentive compensation, we tend to recommend base salaries for the Company's executive officers which are lower than the median (size-adjusted) in the comparison group and annual incentive opportunities which are larger. In cases of long tenure and strong individual performance factors or other factors, as we determine on a subjective basis, an individual's base salary may exceed the median of the comparison group practice. Conversely, shorter tenure and developing performance may yield base salary below the median. In 1993, the base salaries of the executive officers named in the Summary Compensation Table, as a group, were approximately at the median of the comparison group.

ANNUAL INCENTIVES

     Dana's executive officers have an opportunity to earn annual bonuses under the Company's Additional Compensation Plan. Award opportunities under the Plan vary based on the individual's position and base salary. We may adjust an individual's bonus upward or downward by as much as 20% based on consideration of such individual performance factors and other factors as we determine to be relevant, on a subjective basis. Bonuses are paid based on the Company's success in achieving performance objectives which we establish in advance, taking into account the Company's cyclical markets. These objectives are set annually, based on Dana's short-term strategic direction and the current economic climate. The objectives may vary from year to year, and we may adjust them during the year if necessary, in our discretion, to preserve the incentive feature of the Plan if events occur which alter the basis on which they were selected. The performance measures which are considered in setting the objective for any given year may include, for example, profit after taxes, return on equity, return on average assets, and earnings per share. In addition to establishing the annual performance measure in advance, we also establish the corporate performance levels and the percentages of the officers' base salaries at the different performance levels which will be used to calculate the amounts of the bonuses. The performance levels consist of a target (the performance level that we expect the Company to achieve), a hurdle (the minimum level of corporate performance below the target that must be achieved for bonuses to be paid), and a goal (the corporate performance level at which bonuses at 100% of base salary will be paid). Corporate profit after taxes was the performance measure chosen for 1993. In 1993, the target performance level was exceeded and the annual bonuses shown in the Summary Compensation Table were earned by the executive officers.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. To meet the criteria applicable to performance based compensation (as defined in OBRA '93), the Company's Additional Compensation Plan would have to be amended to limit our discretion to make adjustments to individuals' bonuses based on such individual performance factors and other factors as we may determine, from time to time, to be relevant. We believe that the flexibility to adjust annual bonuses upward, as well as downward, is an important feature of the Plan and one which serves the best interests of the Company by allowing us to recognize and motivate individual executive officers as circumstances warrant (for example, in response to conditions or events not anticipated at the time the year's annual performance goals were set). Consequently we do not propose to amend the Plan to comply with the OBRA '93 requirements. Amounts paid under the Plan to the executive officers will count toward the $1 million cap which is provided in
Section 162(m) of the Internal Revenue Code, as amended by OBRA '93, and, those portions of the officers' compensation which are not performance based (as defined in OBRA '93) and which exceed the cap, will not be tax deductible to the Company.

LONG-TERM INCENTIVES

     Long-term incentives are provided to the executive officers under the Company's 1982 Amended Stock Option Plan. In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a substantial portion of each executive officer's total compensation. We believe significant stock option grants encourage the executive officers to own and hold the Company's stock and tie their long-term economic interests directly to those of the shareholders. In determining the option grant sizes, we consider the following factors, without weighing them: the executive officer's relative position, years of service, current stock ownership level, past option grants, and current stock ownership objectives. The value of the options granted to the executive officers in 1993 was intended to approximate the value of their grants in 1992. Fewer option shares were granted in 1993 because the option exercise price in both years was equal to the market price of the shares on the grant date and the Company's stock price had appreciated since 1992. The gain on the exercise of options granted under the 1982 Amended Stock Option Plan will be subject to the $1 million cap on deductibility under OBRA '93 unless it qualifies as performance based compensation. Under the Internal Revenue Service's transition rules, the gain on options granted under the Plan prior to the Company's annual meeting in 1997 will qualify as performance based compensation and will therefore be exempt from the application of Section 162(m). Before the 1997 annual meeting, we will determine whether to recommend amendments to the Plan to comply with OBRA '93 thereafter.

     From time to time, we also recommend grants of restricted stock to individual executive officers under the Company's 1989 Restricted Stock Plan. Such grants may be used, for example, to recognize an individual's promotion to the Company's senior management group or exceptional contributions to the Company. The majority of the outstanding awards of restricted stock were granted prior to February 17, 1993, the effective date of the applicable provisions of OBRA '93, and should not be subject to the $1 million cap on deductibility of compensation. However, one executive officer received a grant of restricted stock in April 1993, in recognition of his promotion to a new position. Also, in November 1993, we granted additional shares of restricted stock to the executive officers in consideration for their election to extend the restriction periods for the restricted stock awarded to them in 1989. Those shares of restricted stock, and future awards of restricted stock, will likely be subject to the $1 million cap. At the time any future awards are contemplated, we will evaluate the impact of the OBRA '93 requirements.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Morcott earned a base salary of $750,000 for 1993. We recommended this base salary in December 1992, based on our consideration of the following corporate and individual performance factors, without weighing them. We considered the Company's 1992 sales, profits, debt reduction, and stock price performance compared to the performance of other companies in the comparison group, which we reviewed without reference to pre-set target performance levels. We also considered Mr. Morcott's base salary compared to the salary practices within the Company's comparison group, his tenure as the Company's Chief Executive Officer and total years of service to the Company, and his contributions to the success of the Company's 1992 public stock offering and implementation of Company-wide quality improvement programs and corporate restructuring activities designed to reduce or contain operating costs. Mr. Morcott's 1993 base salary was approximately at the median for comparable positions within the comparison group. In addition, Mr. Morcott earned an annual bonus of $412,500 for 1993 (55% of his base salary), which was calculated in accordance with the provisions of the Additional Compensation Plan, without any adjustment.

     Mr. Morcott was granted options for 47,000 shares of Company stock in 1993. We determined the value of his option grant by taking into consideration the factors described above under "Long-Term Incentives." The value of Mr. Morcott's 1993 option grant was intended to approximate that of his 1992 grant. Fewer option shares were granted to him in 1993 because the exercise price of the options was equal to the market price of the shares on the grant date and the Company's stock price had appreciated since 1992.

SUMMARY

     The Compensation Committee will continue to evaluate Dana's executive compensation programs on an ongoing basis to assure that the Company's compensation philosophies and practices are consistent with the objective of enhancing shareholder value.

                                          Submitted by,

                                          Theodore B. Sumner, Chairman
                                          Edmund M. Carpenter
                                          Mario A. DiFederico
                                          Roger T. Fridholm

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph shows the yearly percentage change in cumulative total shareholder return on Dana Common Stock (assuming a $100 investment on 12/31/88 and reinvestment of dividends during the period) compared to the cumulative total return on the Standard & Poor's 500 Stock Index, Standard & Poor's Heavy Duty Trucks & Parts Index, and Standard and Poor's Auto Parts-After Market Index for the past 5 fiscal years.

                                                                   S&P Heavy       S&P Auto
      Measurement Period          Dana Corpo-                    Duty Trucks &   Parts - After
    (Fiscal Year Covered)           ration          S&P 500          Parts          Market
12/31/88                            100               100             100             100
12/31/89                             93               132              95             107
12/31/90                             84               127              78              79
12/31/91                             83               166             101             145
12/31/92                            146               179             135             182
12/31/93                            191               197             167             212

               (Returns shown are rounded to the nearest dollar.)

                               OTHER TRANSACTIONS

     John D. Stevenson is a partner in the Toronto law firm of Smith, Lyons, Torrance, Stevenson & Mayer. This firm provided legal services to the Company and its Canadian subsidiaries in 1993, as it has for many years previously, and is expected to continue to provide such services in 1994.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of Dana's Common Stock to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. SEC regulations require the Company to be furnished with copies of these reports. Based on its review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that, with the following exception, the transactions that occurred in 1993 were reported on a timely basis: an amended Form 4 report for July 1993 was filed for Carl H. Hirsch to report the sale of 5,000 shares of Common Stock simultaneously with their acquisition upon the exercise of options granted under the Company's 1982 Amended Stock Option Plan, which sale was inadvertently omitted from the original filing due to an administrative oversight.

                    ITEM 2 -- PROPOSAL TO APPROVE AND ADOPT
                       THE EMPLOYEES' STOCK PURCHASE PLAN

     The Board of Directors has believed for many years that encouraging employees and management of the Company and its subsidiaries to own the Company's Common Stock benefits the Company and its stockholders. The opportunity to acquire a proprietary interest in the Company helps attract, retain and motivate employees of exceptional ability. Accordingly, the Board established the Employees' Stock Purchase Plan (the "Plan") in 1970 to afford eligible employees of the Company and its subsidiaries an opportunity to buy Common Stock on a systematic and cost-effective basis through payroll deductions. As a further incentive, the Company matches those deductions, in part, and the longer the employees hold the shares purchased with their deductions, the greater the matching Company contributions.

     The shares which the Plan participants receive are currently purchased on the open market. Each participant elects a level of payroll deduction, the Company matches his deductions as provided in the Plan, and an independent Custodian uses his deductions and the Company's contributions to purchase shares for his account at current market prices, generally before the end of the next payroll period. Under the current Plan format, which was adopted in 1989, a participant may elect to have up to 15% of his earnings deducted during a payroll period and the Company matches that deduction at the rate of 5% in the first year, 7% in the second year, 10% in the third year, 13% in the fourth year, and 15% in the fifth year (for a maximum match of 50%). During the past four years, on average, 6,900 employees (out of 27,800 eligible employees) have participated in the Plan annually, the Plan Custodian has purchased a total of 428,900 shares annually for the participants' accounts, and the Company's matching contributions have been $2,787,000 per year. Although shares have historically been purchased on the open market, the Board authorized the Company in 1992 to issue up to 2,250,000 shares of Common Stock for sale to the Custodian at market prices, from time to time at the Company's discretion, in lieu of open market purchases. None of these shares have been issued to date and the Company currently has no plans to issue them.

     Although the Plan, as subsequently amended and restated by the Board, has provided most of the Company's employees with a program through which to acquire Common Stock since 1970, it currently prohibits participation by those employees of the Company and its subsidiaries who are subject to the provisions of Section 16(a) of the U.S. Securities Exchange Act of 1934 ("Reporting Persons"), primarily the Company's executive officers. Rule changes adopted by the Securities and Exchange Commission in 1991 now make it practical for such "Reporting Persons" to participate, if the Plan is amended to delete the prohibition and the amended Plan is approved by the Company's stockholders.

     The Board believes that it is in the Company's best interests to amend the Plan to allow participation by the presently ineligible officers who are, in large part, responsible for the Company's future growth, thereby even more closely aligning their financial interests with those of the Company, its stockholders and the other employees. Accordingly, the Board recommends approval of the amended Plan, as described below and set forth in Exhibit A to this Proxy Statement.

                         PRINCIPAL FEATURES OF THE PLAN

     The following summary of the principal features of the Plan is qualified in its entirety by reference to Exhibit A.

     ADMINISTRATION OF THE PLAN. The Board administers and interprets the Plan and has the discretion to adopt such rules and regulations as it deems necessary in carrying out the Plan. The Board may amend the Plan as described below or, at its sole discretion, terminate the Plan at any time.

     ELIGIBILITY TO PARTICIPATE IN THE PLAN. All full-time employees of the Company and its wholly-owned, direct or indirect, domestic and foreign subsidiaries which have authorized participation in the Plan (the "Participating Companies") are eligible to participate. At December 31, 1993, there were approximately 27,500 individuals eligible to participate in the Plan, of whom approximately 6,700 were participating.

     PAYROLL DEDUCTIONS. To participate in the Plan, employees authorize regular weekly, semi-monthly or monthly payroll deductions. A participant's deductions can be no greater than 15% of his earnings for each pay period and no less than certain nominal amounts based on the currency in his country of employment. For example, the minimum contribution for U.S. employees is $5.00 (if paid weekly), $10.00 (if paid semi-monthly), or $20.00 (if paid monthly).

     A participant may change the amount of his payroll deductions at any time by giving the Participating Company notice of such change, except that a participant may not change the amount more than twice between January 1 and June 30 or between July 1 and December 31 of any year.

     MATCHING CONTRIBUTIONS. Subject to the conditions described below, the Participating Company will contribute, over a period of 5 years, a cash amount equal to 50% of a participant's payroll deductions for each year of his participation. Shares purchased for a given calendar year ("Class Year") with contributions from the participant and from the Company are identified as "Class Shares" of such year, e.g., "Class of '94 Shares." Payroll deductions for each year of participation are matched by the Participating Company when deducted in the first year and are matched monthly in succeeding years on a gradually increasing scale depending on the length such Class Shares are held. To get the full 50% aggregate contributions from the Participating Company, shares for any given Class Year must remain in the participant's Plan account for 5 Class Years. However, in certain circumstances related to retirement, some of the Participating Company contributions may be accelerated.

     DISCONTINUING AND REINSTATING DEDUCTIONS; DISTRIBUTION OF SHARES. A participant may change or discontinue his payroll deductions at any time by giving the Participating Company notice of such change or discontinuance. After discontinuance, a participant remains eligible for the Participating Company matching contributions except to the extent his discontinuance is a result of his termination of employment for a reason other than long-term disability. In addition, a participant who discontinues payroll deductions because of retirement may be eligible for a special one-time Participating Company matching contribution. If a participant's eligibility in the Plan is discontinued as a result of his termination of employment for a reason other than retirement or long-term disability, all matching contributions by the Participating Company will cease as of the effective date of the discontinuance and the number of whole shares of stock credited to his account as of that date will be delivered to him as soon thereafter as practicable. Fractional shares will be repurchased by the Custodian and the purchase price will be paid to the participant.

     Participants may resume payroll deductions during the regular sign-up periods, except that a Reporting Person who discontinues payroll deductions for any reason other than retirement or long-term disability must withdraw all the shares credited to his account and may not resume payroll deductions until the sign-up period that first follows the date which is 6 months following the date the certificate for the withdrawn shares is issued. In addition, a Reporting Person cannot dispose of any Common Stock withdrawn from his Plan account until at least 6 months following the date the certificate for the withdrawn shares is issued, unless the withdrawal is due to death, retirement, disability, termination of employment or a qualified domestic relations order.

     PURCHASE OF SHARES. Society Bank, which currently serves as Custodian of the Plan, purchases shares of Common Stock on the open market at current market prices, using payroll deductions and applicable matching Company contributions. The timing and amounts of stock purchased and the choice of brokers for such open market purchases are in the control of the Custodian. If so directed by the Company, the Custodian may, in addition or in the alternative, purchase shares of Common Stock directly from the Company at a price equal to the average of the high and low sales prices of the Common Stock on the day of purchase as reported in the New York Stock Exchange Composite Transactions Index published in The Wall Street Journal.

     Dividends paid on shares in a participant's account are applied to the purchase of additional shares through the Plan.

     RIGHT TO WITHDRAW SHARES. Shares credited to the accounts of participants are held by the Custodian. A participant may at any time request delivery of some or all of the shares credited to his account. If a participant chooses to withdraw shares, he must start with the earliest Class Year credited to his account and must withdraw all of the shares for each Class Year withdrawn. Participants will receive the cash equivalent of any fractional shares remaining in their accounts.

     If a participant withdraws shares purchased with the current year's payroll deductions, all that year's shares, as well as any prior years' shares, must be withdrawn and his payroll deductions will be discontinued. Thereafter, a participant may resume Plan participation no earlier than the first participation period of the next calendar year by submitting an authorization form during the December sign-up period. However, a Reporting Person may not resume payroll deductions until the first sign up period at least 6 months after the withdrawn shares were issued to him. In addition, a Reporting Person cannot dispose of any withdrawn shares until at least 6 months after the shares were issued to him, unless the withdrawal was due to death, retirement, disability, termination of employment or a qualified domestic relations order.

     RIGHTS OF PARTICIPANTS; TRANSFERABILITY. The Plan and its benefits are provided and continued solely at the discretion of the Company and the Participating Companies. The Plan and its benefits do not form part of any eligible employee's or participant's contract of employment and do not give participating employees acquired rights to such benefits. Therefore, the Plan and its benefits do not give a participant any additional right to compensation on the termination of his employment and neither the Company nor a participant's employing company will be under any liability if the Plan is terminated or amended for any reason or a participant's employing company leaves the Plan and as a result any benefits referred to in the Plan are not provided.

     Participants may not assign or pledge any funds, securities or other property held for their accounts under the Plan.

     PAYMENT OF COSTS. The Company assumes all costs of brokerage fees and administrative charges in connection with the purchase of shares for the accounts of participants under the Plan, but not any costs participants may incur in selling any of their shares.

     AMENDMENTS TO THE PLAN. The Board has the right to amend the Plan at any time, except that stockholder approval is required for any amendment that will materially modify the Plan's eligibility requirements or otherwise materially increase the benefits accruing to participants under the Plan.

     TAX ASPECTS OF PARTICIPATION IN THE PLAN. The tax aspects of participating in the Plan vary based on the jurisdiction of employment of the participant. However, in general, participants will derive no special tax benefits by virtue of participation in the Plan. The Participating Company contributions on behalf of participants are taxable in the year made as income to each participant, are subject to withholding for various jurisdiction specific taxes, including social security, and are deductible by the Participating Company. Dividends earned on the Common Stock purchased are taxable to the participants. In most instances, taxes on Participating Company contributions will be withheld from the participant's regular salary. Furthermore, if the Company pays more than a de minimis amount of brokerage fees on behalf of a participant in connection with the purchase of shares for his account, such fees will be taxable to the participant and subject to withholding taxes.

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

     BENEFITS UNDER THE PLAN. The following table sets forth (i) the maximum contributions which the executive officers named in the Summary Compensation Table and all current executive officers of the Company as group could have made to the Plan in 1993 if they had been eligible to participate and if they had elected to contribute the maximum amounts which they could have contributed under the Plan, (ii) the Company's matching contributions for 1993 for such persons had they commenced participation in 1993 and made the foregoing contributions, and (iii) the total contributions made by all participants in the Plan and all Participating Companies' matching contributions made in 1993.

                                                                   PAYROLL         MATCHING
                    NAME AND PRINCIPAL POSITION                  DEDUCTIONS      CONTRIBUTION
    -----------------------------------------------------------  -----------     ------------
    Mr. Morcott, Chief Executive Officer                         $   112,500      $    5,625
    Mr. Reimer, Executive Vice President                              56,250           2,812
    Mr. Hirsch, Executive Vice President                              56,250           2,812
    Mr. Ayers, Chief Financial Officer                                51,000           2,550
    Mr. Magliochetti, President -- Dana North American
      Operations                                                      46,500           2,325
    Current Executive Officers as a Group (18 persons)               722,700          36,135
    All Participating Employees in 1993
      (Excluding Current Executive Officers)                      11,800,200       3,996,100

                       APPROVAL AND ADOPTION OF THE PLAN

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED EMPLOYEES' STOCK PURCHASE PLAN. Under the rules of the Securities and Exchange Commission, approval of the Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting, assuming a quorum is present. In determining a quorum, shares that are voted on any matter presented for vote (including abstentions) will be counted. In determining the number of affirmative votes cast FOR approval of the Plan, abstentions will not be counted. Abstentions will, therefore, have the effect of votes AGAINST approval of the Plan. Broker nonvotes are not considered to be shares entitled to vote and will not affect the outcome of the vote on the Plan. If the proposed amended Plan is not approved and adopted by the stockholders, the current version of the Plan will remain in effect and the Reporting Persons will not be eligible to participate.

                               OTHER INFORMATION

                         EXPENSES OF PROXY SOLICITATION

     Dana will pay the cost of soliciting proxies for the Annual Meeting. The Company's directors, officers and employees may solicit proxies by telephone, telegram or personal interview. Dana has also engaged D. F. King & Co., Inc., a professional proxy solicitation firm, to provide customary solicitation services for a fee of $8,500, plus expenses. Upon request, Dana will pay the reasonable expenses of brokers, dealers, banks, voting trustees, and their nominees who are holders of record of Common Stock on the record date, for completing the mailing of the Annual Report, this Notice of Meeting and Proxy Statement, and the enclosed proxy to the beneficial owners of such shares.

                               VOTING OF PROXIES

     All shares of Common Stock represented by properly executed and delivered proxies will be voted in accordance with the directions of the stockholders giving the proxies. If no directions are given, such proxies will be voted FOR the election of the director-nominees named in this proxy statement and FOR the proposal to approve and adopt the Employees' Stock Purchase Plan. If any named director-nominee becomes unavailable for election for any presently unforeseen reason, the proxies will be voted for any substitute nominee who is recommended by the Board.

     As of the date of this Proxy Statement, the Board does not know of any matter other than those set out in this Proxy Statement that will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote the shares represented in accordance with their best judgment on such matter.

                            APPOINTMENT OF AUDITORS

     At the recommendation of the Audit Committee, the Board has reappointed the firm of Price Waterhouse as the Company's independent auditors for the 1994 fiscal year. Price Waterhouse has been

Dana's independent public accountant since 1916. Representatives of Price Waterhouse are not expected to be present at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1995 annual meeting of stockholders must be received by Dana on or before November 4, 1994, for inclusion in Dana's proxy statement and proxy for that meeting.

                                          By Order of the Board of Directors,

                                          Martin J. Strobel
                                          Secretary

March 4, 1994

PLEASE VOTE, SIGN AND RETURN THE ENCLOSED PROXY TODAY TO SAVE DANA THE EXPENSE OF ADDITIONAL SOLICITATION.

                                                                       EXHIBIT A

                     DANA CORPORATION AMENDED AND RESTATED
                         EMPLOYEES' STOCK PURCHASE PLAN

     1. ESTABLISHMENT, RESTATEMENT, AND PURPOSE. Dana Corporation (the "Company") established, effective as of January 1, 1970, the Dana Corporation Employees' Stock Purchase Plan (the "Plan").

     The Company hereby amends and restates the Plan effective as of January 1, 1994, except that persons (called "Reporting Employees" in the Plan) who are subject to the provisions of Section 16(a) of the U.S. Securities Exchange Act of 1934 (the "Act") may not participate in the Plan, and the provisions in the Plan that relate to them shall not be effective, until the Sign-up Period first following approval of the Plan by the shareholders of the Company. The purpose of the Plan, which is sponsored by the Company, is to promote identity with the Company and to afford eligible employees of the Participating Companies (as defined in paragraph 17 hereof) and certain other employees as described in paragraph 3 below an opportunity (subject to the provisions of paragraphs 2, 6b, 16 and 19) to build equity and to participate in the success of their company through the purchase and long-term holding of shares of Common Stock of the Company.

     2. AMENDMENT AND ADMINISTRATION OF THE PLAN. The Board of Directors of the Company may make rules and regulations for carrying out the Plan and reserves the right to amend the Plan in writing from time to time in such manner as it may deem advisable in its sole discretion, including in response to the rules or regulations of any applicable governmental authority, provided, that approval of the Plan by the shareholders of the Company is required for any amendment that will materially modify the Plan's eligibility requirements or otherwise materially increase the benefits accruing to participants under the Plan. The interpretation and construction of any provision of the Plan by the Company shall be final and conclusive. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary.

     3. ELIGIBLE EMPLOYEES. Except as provided elsewhere in this paragraph 3, all full-time employees of a Participating Company shall be eligible to participate in the Plan. Subject to approval of the Plan by the shareholders of the Company, such employees may include Reporting Employees. Employees of a Participating Company may, at the discretion of the Participating Company, participate in the Plan while assigned to duty outside their country of employment if it is intended that they will resume full-time employment with a Participating Company within their country of employment at a future date.

     Any authorized temporary absence from active employment without pay by reason of short-term disability, layoff, vacation, military leave or other authorized leave of absence will not affect employee eligibility, and in the event of such an absence while an employee is participating in the Plan he may, at his option, deposit currently a sum or sums equal to the amount which would have been deducted during such temporary absence. In such event, any required federal, state, local, social security or other withholding taxes on applicable Participating Company contributions normally withheld from a participant's regular salary or wages as described in paragraph 6, will, in the absence of such participant's regular salary or wages, be withheld from such applicable Participating Company contributions.

     4. PARTICIPATION PERIODS. Each period for which employees may authorize deductions and for which Participating Company matching contributions may be made shall be of six (6) months duration commencing on each January 1st and July 1st and shall be referred to as a "Participation Period," except that the "First Participation Period" for a Participating Company shall be the first Participation Period that begins with a January 1 or July 1, or for a Participating Company that enters the Plan on a date other than January 1 or July 1, it shall run from the date the Participating Company first begins accepting employee payroll deductions until the June 30th or December 31st which first follows such initial payroll deduction date. The December 15 through December 31 period and the June 15 through June 30 period preceding each Participation Period shall be referred to as a "Sign-up Period." The period that precedes a Participating Company's First Participation Period shall be referred to as the "Initial Sign-up Period." Notwithstanding anything to the contrary in this paragraph 4 or elsewhere in the Plan, newly hired full-time employees are eligible to begin participating in the Plan effective as of their date of hire.

     5. PROCEDURE FOR PARTICIPATING EMPLOYEE PAYROLL DEDUCTIONS. Any employee who is eligible to participate in this Plan may become a participant under the Plan by submitting to his employer during a Sign-up or Initial Sign-up Period an Employees' Stock Purchase Plan Form (the "Authorization Form") satisfactory to the Participating Company for the deduction of a portion of his salary or wages for each pay period during subsequent Participation Periods, and the payment thereof to the Custodian as described in paragraph 7. Deductions thus authorized for each pay period may be stated as a percentage of the employee's pay period earnings or as a fixed currency amount, and may not exceed fifteen percent (15%) of the employee's pay period earnings. In any event, authorized deductions for employees of U.S., Puerto Rican or Canadian Participating Companies shall not be less than the following amounts per pay period:

            Weekly paid employees.......................................  $ 5.00
            Semi-monthly paid employees.................................   10.00
            Monthly paid employees......................................   20.00

     Authorized deductions for employees of European Participating Companies shall not be less than the following amounts per pay period:

            United Kingdom Participating Companies..........  10 Pounds
            French Participating Companies..................  100 French Francs
            Swiss Participating Companies...................  25 Swiss Francs
            German Participating Companies..................  30 Deutschemarks
            Dutch Participating Companies...................  30 Guilders

     The amount of an employee's payroll deductions, upon which the applicable percentage of Participating Company contributions under the Plan is based, shall continue to be that specified by him in the Authorization Form submitted by him under the Plan until he elects to increase or decrease the amount of his payroll deductions by submitting a new Authorization Form to his employer. Such a new election may be made no more often than twice every Participation Period.

     Subject to paragraph 11 hereof, a participant's payroll deductions under the Plan will continue so long as the Plan continues in effect or until his death, termination of employment or ineligibility to participate in the Plan, or until discontinuance of his payroll deductions pursuant to notice given as specified in paragraph 12 hereof.

     "Earnings" means the employee's regular salary or wages, including locally paid incentive remuneration from any Scanlon-type plan, overtime and vacation pay (before deductions required by law and deductions authorized by the employee), but does not include any payments or contributions by the Participating Company under this or any other employee benefit or pension plan, including bonuses under the Company's Additional Compensation Plan and comparable incentive-type bonuses.

     6. PARTICIPATING COMPANY CONTRIBUTIONS. (a) Effective with a Participating Company's First Participation Period, and subject to the restrictions discussed below in sub-paragraphs (b) and (d), the Participating Company will contribute in cash on behalf of each participant, over a period of five years, a total of 50% of such participant's payroll deductions for a given calendar year. Shares of Company stock purchased for a given calendar year shall be identified as "Class Shares" from such year (e.g., shares purchased with 1994 payroll deductions would be identified as "1994 Class Shares") and each calendar year for which shares are purchased shall be identified as a "Class Year."

     The Participating Company's matching contributions with respect to a participant's payroll deductions used to purchase shares for a given Class Year will be calculated and contributed as follows:

     -- With respect to a participant's payroll deductions used to purchase
        Class Shares in and for the year deducted (the "first year" or "Year 1"), the Participating Company will contribute during Year 1

        (semi-monthly or coincident with a participant's payroll period, if longer), on behalf of such participant, 5% of each of the participant's payroll deductions used to purchase Company stock for that year.

     -- In the next year ("Year 2"), the Participating Company will contribute each month, on behalf of the participant, 7% of 1/12 of the participant's total payroll deductions used to purchase Company stock for the first year.

     -- In the third year ("Year 3"), the Participating Company will contribute each month, on behalf of the participant, 10% of 1/12 of the participant's total payroll deductions used to purchase Company stock for the first year.

     -- In the fourth year ("Year 4"), the Participating Company will contribute each month, on behalf of the participant, 13% of 1/12 of the participant's total payroll deductions used to purchase Company stock for the first year.

     -- In the fifth year ("Year 5"), the Participating Company will contribute each month, on behalf of the participant, 15% of 1/12 of the participant's total payroll deductions used to purchase Company stock for the first year.

     This Participating Company contribution formula can be illustrated as follows:

                                                                PARTICIPATING COMPANY
                                                                MATCHING CONTRIBUTION
                                                                 PERCENTAGE BASED ON
                                                                PARTICIPANT'S PAYROLL
            YEAR                                                DEDUCTIONS IN YEAR 1
            ----                                                -----------------------
            1................................................             5%
            2................................................             7%
            3................................................            10%
            4................................................            13%
            5................................................            15%
                                                                       -----
                      Total..................................            50%
                                                                       -----
                                                                       -----

     The total amount of Participating Company matching contributions made on behalf of a participant in a given year and used to purchase Company stock is determined by the amount of the participant's payroll deductions made in respect of such year and in earlier years, if any, in accordance with the formula described above. Shares of Company stock purchased with Participating Company matching contributions for a given year in respect of a participant's payroll deductions made in an earlier Class Year shall be treated as shares of such earlier Class Year. For example, if $100 out of $300 contributed by the Participating Company on behalf of a participant in 1996 represented the Participating Company's 10% matching contribution of Year 3 (i.e., based on the participant's $1,000 contribution in 1994), then the shares purchased on behalf of the participant with such $100 contributed in 1996 would be added to the group of shares identified as 1994 Class Shares.

     Participating Company matching contributions representing Year 1 contributions will be made semi-monthly or coincident with a participant's payroll period, if longer. Participating Company matching contributions representing Year 2, 3, 4 or 5 contributions will be made monthly.

     Participating Company matching contributions on behalf of a participating employee who is a U.S. citizen or resident alien are taxable as income to the employee in the year they are contributed and are subject to withholding for applicable U.S. federal, state and local taxes. In general, such taxes will be withheld from a participant's regular salary or wages; however, in the case of participating U.S. employees on authorized temporary absences from active employment, required withholding taxes on applicable Participating Company contributions made on behalf of such employees may be withheld from such contributions as specified in paragraph 3. Non-U.S. participating employees will be taxed in accordance with the laws of their country of residence and their Participating Company's contributions will be subject to withholding of social security and other taxes if they are required by law to be withheld.

     (b) Participating Company matching contributions with respect to shares of each Class Year made on behalf of a participant under the Plan shall continue in accordance with the five-year formula provided in paragraph 6(a) above until the earlier of (i) termination of the Plan, (ii) termination of a Participating Company's participation in the Plan, (iii) termination of the participant's employment, for any reason other than long-term disability, or (iv) withdrawal of the shares of Company stock of such Class Year by the participant pursuant to paragraph 11 hereof. If a participant withdraws, pursuant to paragraph 11 hereof, the shares of a given Class Year, any Participating Company matching contributions for that Class Year shall be discontinued as of the date of withdrawal.

     (c) The Participating Company will make a one-time matching contribution on behalf of an employee who

          (i) retires within five years after the beginning of the applicable First Participation Period, had maintained shares in his account continuously since the applicable First Participation Period under the Plan and has not withdrawn any Company stock credited to his account under this Plan after the first day of the applicable First Participation Period; or

          (ii) retires more than five years after the beginning of the applicable First Participation Period, has not withdrawn any Company stock credited to his account during the year of his retirement and the four calendar years immediately preceding the year in which he retires, and has maintained shares in his account continuously for that five year period.

The one-time Participating Company matching contribution shall equal thirty-five percent of the participant's payroll deductions made during the year of the participant's retirement and the three calendar years immediately preceding the year in which the participant retires (such combined period shall hereinafter be referred to as the "Pre-retirement Period") less the Participating Company matching contributions already made with respect to the participant's payroll deductions made during the Pre-retirement Period.

     (d) The Company shall make all contributions due under this paragraph 6 with respect to the employees of any German Participating Company, and all references herein to any Participating Company contribution shall, in the case of a German Participating Company, be deemed to be a contribution made by the Company.

     7. PAYMENT TO CUSTODIAN OF EMPLOYEE CONTRIBUTIONS AND APPLICABLE MATCHING PARTICIPATING COMPANY CONTRIBUTIONS. The Participating Company will pay to the Custodian on behalf of each participant in the Plan, as promptly as possible after each applicable payroll period within or at the end of each month within a Participation Period, the total of all amounts deducted from such employee's salary or wages during the payroll period then ended and all applicable Participating Company matching contributions made on behalf of such participant in accordance with the provisions of paragraph 6(a) hereof. The Participating Company will pay to the Custodian on behalf of certain participants in the Plan as described in paragraph 6(c) hereof, within three months prior to the effective date of their discontinuance of contributions as provided in paragraph 12 hereof, the one-time Participating Company matching contributions made on behalf of such participants in accordance with the provisions of paragraph 6(c).

     8. PLAN CUSTODIAN. The Company will designate a bank in the United States as Plan Custodian for all Participating Company employees with the right to change the designation in its discretion. Apart from administering the Plan as herein otherwise provided, the Company shall not possess any control or influence, directly or indirectly, over the timing or amount of purchases of common stock made by the Custodian under the Plan, the price to be paid, or the selection of the brokers or dealers through or from whom the purchases are to be made (if applicable). The Custodian will hold as custodian all funds received by it under the Plan, and, until delivery thereof to the participants, all shares of the Company's stock acquired by the Custodian under the Plan. No interest will be paid to participating employees by the Custodian on any funds held by it thereunder.

     9. PURCHASE OF STOCK. The Custodian will be delivered funds in U.S. Dollars from the Participating Company on behalf of the participating employees for the applicable payroll period as described above under paragraphs 5, 6 and
7. The applicable exchange rates for the conversion by non-U.S. Participating Companies of foreign currencies into U.S. dollars will be the exchange rates as listed in the Wall Street Journal for the last business day of the month.

     Unless directed by the Company as provided hereinafter to apply the funds in its custody to the purchase of shares of Common Stock from the Company, the Custodian will thereafter promptly in such manner as it may in its sole discretion deem advisable (except as provided in paragraph 12 hereof) apply the funds then in its custody hereunder to the purchase at prevailing market prices of the number of whole shares of the Company's Common Stock which can be purchased with such funds. The Custodian will cause purchases of the Company's Common Stock to be effected on the open market through various U.S. stock exchanges. All purchases of stock as herein provided will be made in the name of the Custodian or its nominee or by the Custodian as nominee for participating employees. The stock purchased by the Custodian during each Participation Period shall, except as provided in paragraph 12 hereof, be credited by the Company semi-monthly or monthly to the respective accounts of the then participants in the Plan pro rata (to the fourth decimal) on the basis of the average cost per share of all shares being so credited and the respective interests of each such participant in the funds used by the Custodian to purchase the shares being so credited.

     At the direction of the Company and for such periods as the Company may designate, in lieu of purchases on the open market through U.S. stock exchanges, the Custodian will, at such times as it may in its sole discretion deem advisable (except as provided in paragraph 12 hereof), apply the funds then in its custody hereunder to the purchase from the Company of the number of whole shares of the Company's Common Stock which can be purchased with such funds. The per share purchase price for the shares purchased from the Company shall be the average of the high and low sales prices of the Common Stock as reported in the New York Stock Exchange Composite Transactions Index published in The Wall Street Journal for the date on which the shares are purchased by the Custodian.

     10. DIVIDENDS. Except as provided in paragraph 12 hereof, cash dividends and other cash distributions received by the Custodian on stock held in its custody hereunder will be credited to the accounts of the participants in U.S. dollars in proportion to their interests in the stock held by the Custodian and will be applied as soon as practicable after receipt thereof by the Custodian, to the purchase of additional shares of the Company's Common Stock and such shares will be credited to the accounts of the respective participants, in the manner provided in paragraph 9 hereof. Dividends paid in shares of the Company's Common Stock which are received by the Custodian with respect to stock held in its custody hereunder will be allocated to the participants (to the fourth decimal) in accordance with their interests in the stock with respect to which the dividends are paid. Where applicable, funds shall be withheld for the payment of applicable taxes (if any) on the payment of dividends.

     11. WITHDRAWAL OF STOCK BY PARTICIPANTS. Company stock purchased by the Custodian and credited to the account of a participant will be held by the Custodian for such participant until withdrawal of the stock by the participant. The Custodian will hold shares of each Class Year even after the final Participating Company matching contribution has been made in Year 5 with respect to such shares until the participant requests a withdrawal of such shares. If a participant chooses to withdraw a portion of the Company stock credited to his account, he must withdraw all of the shares of a given Class Year and must first withdraw the earliest Class Year shares credited to his account. In addition, if a participant chooses to withdraw shares of more than one Class Year, he must first withdraw the earliest Class Year shares credited to his account. If a participant chooses during a calendar year to withdraw Company stock purchased with payroll deductions made that year, he must withdraw all of the shares credited to his account during such year as of the date of the withdrawal; if a participant makes such a mid-year withdrawal, payroll or other deductions under this Plan shall be discontinued effective as of the next immediate payroll period and such participant may submit a new Authorization Form no earlier than the Sign-up Period preceding the first Participation Period of the next calendar year; provided, however, that notwithstanding any other provision of the Plan, any person participating in the Plan who is a Reporting Employee and who makes such a mid-year withdrawal, shall not be entitled to resume payroll deductions until the Sign Up Period that first follows the date which is six months following the date that the stock certificate for the withdrawn shares is issued to him. Further, any shares of Company stock withdrawn from the Plan by any person participating in the Plan who is a Reporting Employee shall not be disposed of in any manner until at least six months following the date of issue of the stock certificate for the withdrawn shares credited to his account, unless such withdrawal is due to death, retirement, disability, termination of employment or a qualified domestic relations order.

     The withdrawal of Company stock credited to the account of a participant must be effected by such participant submitting to his employer an Authorization Form satisfactory to the Participating Company. Distributions of withdrawals so requested will be made as soon as practicable after the Participating Company's receipt of such Authorization Form. The Custodian will deliver the total number of whole shares of Common Stock in the class(es) of Class Shares credited to the account of a participant with respect to which a withdrawal has been requested. Stock certificates with respect to withdrawn shares will be issued in the name of the participant only or, in the case of employees of U.S. Participating Companies, jointly in the name of the participant and his or her spouse as indicated by the employee on the Authorization Form. The cash equivalent of any fractional share credited to the account of a participant with respect to a Class Year being withdrawn shall be paid in local currency to each participant who withdraws such shares from the Plan.

     12. DISCONTINUANCE OF PAYROLL DEDUCTIONS. A participant may discontinue his payroll deductions at any time by giving written notice to his employer. If an employer receives written notice that a participant has discontinued his payroll deductions as a result of death or termination of employment, or for any other reason, the effective date of his discontinuance of payroll deductions shall be the first day of the next appropriate payroll period, or such earlier date as the Participating Company in its sole discretion may determine.

     If a participant discontinues payroll deductions under the Plan (a) no purchases of stock from payroll deductions shall be made following the effective date of such discontinuance and (b) such participant's pro-rata share (to the fourth decimal) of any shares purchased by the Custodian prior to the effective date of such discontinuance which have not theretofore been credited to the respective accounts of participants in the Plan shall be credited to his account as of such effective date on the basis of the average cost per share of all shares so purchased by the Custodian and not theretofore so credited and the interest of such discontinuing participant in the funds used to purchase such shares. A participant who discontinues payroll deductions under the Plan shall remain eligible for Participating Company matching contributions in accordance with the provisions of paragraph 6(a) (subject to paragraph 6(b)) hereof, unless such participant discontinues payroll deductions by reason of his termination of employment, provided, however, that if the reason the participant terminates his employment is because of his long-term disability, Participating Company matching contributions will continue as described herein. A participant who discontinues payroll deductions under the Plan as a result of his termination of employment by reason of his retirement may be eligible for the one-time Participating Company matching contribution in accordance with the provisions of paragraph 6(c) hereof. With respect to a participant who discontinues payroll deductions by reason of his termination of employment for any reason other than retirement or long-term disability (a) all Participating Company matching contributions made pursuant to paragraph 6(a) shall cease as of the effective date of his discontinuance and the number of whole shares of stock credited to the account of such participant as of the effective date of his discontinuance of payroll deductions shall be delivered to the participant as soon as practicable after such effective date, and (b) any fractional shares to the credit of such participant's account as of such effective date shall be purchased by the Custodian, as of the next succeeding first day of an applicable payroll period (or if the New York Stock Exchange shall not be open on such day, on the next day on which it shall be open), for the respective accounts of the other participants at a price equal to the closing market price of the Common Stock on such purchase day and the purchase price shall be paid to the participant in local currency as soon as practicable thereafter; provided, however, that notwithstanding any other provision of the Plan, any person participating in the Plan who is a Reporting Employee and who discontinues payroll deductions for any reason other than retirement or long-term disability, must withdraw all of the shares credited to his account for all Class Years and shall not be entitled to resume payroll deductions until at least six months following the date of issue of the stock certificate for the withdrawn shares credited to his account. Further, any shares of Company stock withdrawn from the Plan by any person participating in the Plan who is a Reporting Employee shall not be disposed of in any manner until at least six months following the date of issue of the stock certificate for the withdrawn shares credited to his account, unless such withdrawal is due to death, retirement, disability, termination of employment or a qualified domestic relations order.

     A participant who has discontinued payroll deductions but remains eligible to participate in the Plan pursuant to paragraph 3 hereof shall be deemed to continue his participation in the Plan and may resume payroll deductions under the Plan effective as of the next immediate Sign-up Period. A participant whose payroll deductions under the Plan have been discontinued by reason of an absence or leave approved by an authorized representative of the Participating Company shall not be considered to have withdrawn from the Plan, and his payroll deductions, if any, shall be resumed as soon as such employee shall return to work following such absence or leave. Participating Company matching contributions with respect to shares of Company stock held for such a participant by the Custodian shall not be discontinued solely by reason of such an absence or leave.

     13. BROKERAGE COMMISSIONS AND ADMINISTRATION EXPENSES. All costs and expenses incurred in administering the Plan, including brokerage commissions payable in connection with the purchase of stock hereunder (if applicable) and the fees and expenses of the Custodian, will be borne by the Company.

     14. STOCKHOLDER RIGHTS. Each participant shall have the right to vote or direct the voting of the shares of Common Stock credited to his account and held by the Custodian. The Company shall cause proxies (or, in lieu thereof, requests for voting instructions), proxy soliciting materials and annual reports to stockholders, if required, to be furnished, in a timely manner, to all participants. In the event that a participant fails to vote or direct the voting of the shares credited to his account, the Custodian in its discretion may exercise all of the participant's voting rights on behalf of such participant, in such manner as the Custodian shall determine.

     15. ASSIGNABILITY OF INTEREST. Participants in the Plan may not assign or pledge any funds, securities or other property held for their accounts under the Plan. Any purported assignment or pledge of such funds, securities or other property will be deemed void and of no force and effect against the Company or the Custodian.

     16. TERMINATION OF PLAN OR OF A PARTICIPATING COMPANY'S PARTICIPATION IN THE PLAN. The Board of Directors of the Company may at any time, in its absolute discretion, terminate the Plan, effective as of the first day of any calendar month subsequent to the Board's action. In the event of termination of the Plan, or in the event a Participating Company terminates its participation in the Plan, each participant shall receive from the Custodian the number of whole shares of the Company's Common Stock credited to his account and his allocable portion of the proceeds of stock sold by the Custodian in order to pay the cash value of fractional shares held for the accounts of the participants (or any cash credited to his account which, in view of the termination, has not been invested by the Custodian). Each Participating Company, through action of its Board of Directors, may terminate such Participating Company's participation in the Plan, subject to approval by the Company. In the event the Company terminates the Plan or a Participating Company terminates its participation in the Plan, Participating Companies shall not be obligated, following such termination or termination of participation, to make Participating Company matching contributions in respect of payroll deductions made prior to the termination of the Plan or the Participating Company's terminating its participation in the Plan.

     17. PARTICIPATING COMPANIES. The Participating Companies in the Plan are Dana Corporation and the present and future, direct or indirect, domestic and foreign subsidiaries that it wholly owns (except for such minimal number of shares which, pursuant to the laws of incorporation of certain foreign subsidiaries, must be held by the directors and/or other persons), the Boards of Directors of which have adopted a resolution authorizing participation in the Plan (the "Participating Companies").

     18. GOVERNMENTAL AND REGULATORY APPROVALS. Notwithstanding any other provisions in the Plan to the contrary, no Participating Company shall be required to offer, implement, make or continue to make contributions to the Plan for its employees prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, and (ii) the completion of any registration or other qualification of shares of the Company's stock under any law or ruling or regulations of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

     19. PLAN AND BENEFITS ARE DISCRETIONARY. The Plan and the benefits hereunder are provided solely at the discretion of the Company and the Participating Companies and the Company may at its absolute discretion amend, restate or terminate the Plan and each Participating Company may, at its sole discretion subject to the approval of the Company, withdraw from the Plan and accordingly:

          (a) The Plan and the benefits provided to participants hereunder:

             (i) are not (and shall not be deemed to be) part of any eligible employee's or participant's contract of employment or right of employment with any Participating Company;

             (ii) do not give to eligible employees or participants acquired rights to such benefits;

             (iii) do not afford to an eligible employee or a participant any additional right to compensation on the termination of his employment.

          (b) None of the Participating Companies shall be under any liability whatsoever to an eligible employee, participant or their successors in interest in the event the Plan is terminated or amended for whatever reason, or a Participating Company leaves the Plan, and consequently any benefit referred to hereunder is not provided.

     20. DIVIDEND REINVESTMENT PLAN. Upon retiring from the Company, all Plan participants shall have the option to transfer their shares into Dana Corporation's Dividend Reinvestment Plan, in lieu of receiving a stock certificate. Non-U.S. Plan participants withdrawing from the Plan for any reason shall also be permitted this option.

     21. GOVERNING LAW. This Plan and all rights with respect thereto shall be governed by the laws of the Commonwealth of Virginia in the United States of America.

     22. NOTICES. Any notice hereunder to a Participating Company shall be in writing and such notice shall be deemed given or made only upon receipt thereof by the Participating Company at its registered office, or at such other address as the Company may designate by notice to the participants and to the Custodians.

     Any notice hereunder to the Custodian shall be given in writing and such notice shall be deemed duly given or made only upon receipt thereof at the Custodian's principal office or at such other address as the Custodians may designate by notice to the Company.

     Any notice to a participant hereunder shall be in writing and shall be deemed received if mailed or delivered to the participant at such address as the participant shall have on file with the Participating Company.

     Any notice by a participant to his employer shall be addressed to the personnel office of such employer.

                                DANA CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS ON APRIL 6, 1994
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

Martin J. Strobel, Pamela W. Fletcher, Sue A. Griffin, Allen C. Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 6, 1994, at 11:00 a.m. (EDT), and at any adjournments.

This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment.
                                                    Dated: ______________, 1994

                                                    Signed:____________________

                                                    ___________________________
                                                    Please sign as name appears
                                                    hereon. Joint owners should
                                                    each sign. When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give full
                                                    title as such.
TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE. THE REVERSE SIDE NEED NOT BE COMPLETED.
                                     (Over)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

ITEM 1.    Election of Directors

           / / FOR all nominees below (except as specified)
           / / WITHHOLD AUTHORITY to vote for all nominees below

            B. F. BAILAR, E. M. CARPENTER, E. CLARK, R. T. FRIDHOLM,
         G. H. HINER, S. J. MORCOTT, J. D. STEVENSON, T. B. SUMNER, JR.

  TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS NAME ON THIS LINE:

- --------------------------------------------------------------------------------

ITEM 2.    To approve and adopt the Dana Corporation Employees' Stock Purchase
           Plan

           / / FOR    / / AGAINST    / / ABSTAIN

                                                                                   X      PLEASE MARK
                                                                                           EACH VOTE
                                                                                           LIKE THIS
                         _________________       _______________________________
                            Common Shares          Dividend Reinvestment Shares

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSAL IN ITEM 2. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD'S RECOMMENDATIONS.

                                                          FOR     WITHHELD
                                                          ALL      FOR ALL                          FOR     AGAINST     ABSTAIN
1. ELECTION OF DIRECTORS: B. F. BAILAR, E. M.                                2. TO APPROVE AND
                          CARPENTER, E. CLARK, R.                               ADOPT THE DANA
                          T. FRIDHOLM, G. H. HINER,                             CORPORATION
                          S. J. MORCOTT, J. D. STEVENSON,                       EMPLOYEES'
                          T. B. SUMNER, JR.                                     STOCK PURCHASE
                                                                                PLAN


TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE HIS NAME ON THIS LINE:

- ---------------------------------------------------------------------------

                                             COMMENTS/ADDRESS CHANGE

                                             Please mark this box if you
                                             have written comments/address
                                             change on the reverse side.

Signature(s)                                          Date
            --------------------------------------         --------------------

        NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

 -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                DANA CORPORATION
            [LOGO HERE]          P.O. BOX 1000
                               TOLEDO, OHIO 43697

               Please vote, sign and date the above proxy and return it in the envelope provided. Your prompt response will assure a quorum at the Annual Meeting and save Dana the expense of further solicitation of proxies.

                                       Martin J. Strobel
                                       Secretary

              Proxy for participants in Dana Corporation Employees' Stock Purchase Plan will also state: "THIS PROXY IS ONLY FOR SHARES HELD IN YOUR DANA STOCK PUCHASE PLAN ACCOUNT. YOU WILL RECEIVE SEPARATE PROXIES FROM CHEMICAL BANK FOR ANY SHARES ISSUED TO YOU AND/OR ANY DIVIDEND REINVESTMENT SHARES."

                                  DANA CORPORATION
                  ANNUAL MEETING OF STOCKHOLDERS ON APRIL 6, 1994
                     PROXY SOLICITED BY THE BOARD OF DIRECTORS
       P

                Martin J. Strobel, Pamela W. Fletcher, Sue A. Griffin, Allen C.
       R Goolsby, III and Louanna O. Heuhsen, or any of them, the action of a majority of them voting to be controlling, are appointed attorneys, agents and proxies of the undersigned, with full power of
       O substitution, to vote as indicated on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting, all the shares of Common Stock of the
       X undersigned in Dana Corporation at the Annual Meeting of Stockholders, to be held at Riverfront Plaza, East Tower (20th Floor), 951 East Byrd Street, Richmond, Virginia on April 6, 1994,
       Y   at 11:00 a.m. (EDT), and at anY adjournments.

                This proxy revokes all proxies previously given by the undersigned to any persons to vote at this Annual Meeting or at any adjournment.

                TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.

                 (This Proxy is continued on the reverse side)